EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Resources Connection, Inc. of our reports dated August 10, 2005 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Resources Connection, Inc., which appear in Resources Connection, Inc.’s annual report on Form 10-K for the year ended May 31, 2005

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orange County, California

August 15, 2005